Exhibit 99.1

Chaparral Energy Announces First Quarter 2020 Financial and Operational Results
Oklahoma City, May 11, 2020 - Chaparral Energy, Inc. (NYSE: CHAP), (the “Company” or “Chaparral”) announced today its first quarter 2020 financial and operational results. The Company will hold its quarterly earnings call Tuesday, May 12, at 9 a.m. Central.
Highlights

•	Achieved first quarter 2020 production of 30.7 thousand barrels of oil equivalent per day (MBoe/d), exceeding the high end of guidance

•
Reported net income of $4.9 million for the first quarter of 2020, or $0.11 per share, which included a $71.4 million non-cash ceiling test impairment partially offset by a non-cash mark to market gain on derivatives of $69.2 million; adjusted net income, as defined below, was $10.8 million, or $0.23 per diluted share

•
Maintained strong Adjusted EBITDA, as defined below, of $40.7 million despite an approximate 19% and 22% decrease in WTI oil prices and Henry Hub natural gas prices compared to the fourth quarter of 2019

•	Decisively responding to current environment by:

◦	Stopping all drilling and completion activities, provided notice to rig providers in early March and released both rigs by April 8, 2020

◦	Shutting in non-essential oil production to avoid exposure to abnormally low pricing for May crude sales

◦	Continuing to reduce absolute lease operating expense (LOE) and general and administrative (G&A) costs

•	Engaged advisors to assist in evaluating all strategic alternatives

“The global COVID-19 pandemic and the separate actions taken earlier in the year by Saudi Arabia and Russia have created an unprecedented environment causing significant uncertainty across the oil sector,” said Chief Executive Officer Chuck Duginski. “During these turbulent conditions, we continue to execute operationally at a very high level and we have managed through the pricing and logistical challenges that we have faced in this current environment."

"This can be seen in our strong first quarter results where we performed well on the factors within our control. Production increased and was above the high end of guidance due to strong well results and operational performance.

In addition, we continue to capture savings in both LOE and G&A which were lower as compared to the fourth quarter, all while putting the health and safety of our workers and contractors first. The solid operational performance, coupled with our hedge position, resulted in strong first quarter Adjusted EBITDA generation of nearly $41 million. Despite these successes, the near term environment is, obviously, extraordinarily challenging.”

“In response to the current environment, we have taken decisive action to minimize our capital spend, maximize our annual cash flow and provide financial stability. Leveraging our operational flexibility and strong 2020 oil hedge book, we are reducing our exposure to the current abnormally low wellhead prices and maximizing cash flow for the year. In early April, we stopped all drilling and completion operations and shut-in the six well Greenback pad, which was performing above expectations after coming online in early March. We have also deferred completions of our three most recently drilled wells.”

“The historic price shock in the final days of the May crude futures contract will have an ongoing effect on realized prices for May. To minimize exposure to the abnormally low wellhead price for crude oil, the Company has begun to shut-in substantially all non-essential oil production, which excludes oil wells associated with waterfloods and those with well-specific mechanical or other risks. In the process of shutting-in wells, we will increase crude storage at our operated well sites to be positioned for a rapid restart of sales when prices recover. These operational adjustments will, of course, result in lower production and lower costs in the second quarter, but we believe it is limiting our exposure to low near- term pricing and preserving future value. Given the uncertain environment, we remain cautious on providing detailed guidance for the second quarter or for 2020.”

“In April, as a precautionary measure in order to increase our cash position, we borrowed an additional $105 million under our revolving credit facility. That, along with the reduction in capital spend and our 2020 oil hedge book provide the Company with incremental flexibility as we navigate the current volatile market. We have also engaged advisors to assist in evaluating strategic alternatives during this challenging time. In all of this, the overarching theme is that we are operating prudently and excelling at the things that we can control while taking proactive, measured and decisive action to address the very difficult near-term environment and best position Chaparral for sustained success.”

Response to COVID-19 Pandemic
In keeping with Chaparral’s commitment to the health and safety of its employees and contractors, the Company has been proactive in its response to the COVID-19 pandemic. In early March, Chaparral provided all employees in its corporate office with any equipment or software needed to work from home. Shortly after, remote work became the default policy for corporate employees with isolated exceptions. Field employees have been provided additional personal protective equipment to avoid transmission, and all in-person field meetings have been suspended. Chaparral continues to monitor the situation and take into account the advice and directives of federal, state and local governments as well as health leaders. The Company will be cautious in its approach to reopening the corporate office when appropriate.

Operational Update
First quarter production results were driven by strong operational performance. Chaparral’s production for the first quarter of 2020 was 30.7 MBoe/d, which exceeded the high end of the Company’s guidance range of 28.5 to 30.0 Mboe/d. First quarter production was above guidance due to timing of new wells brought online and strong well performance. Production consisted of 30% oil, 31% natural gas liquids (NGLs) and 39% natural gas in the first quarter of 2020.

In the first quarter, the Company had 15 new gross operated wells with first sales including the six well Greenback pad. Of the 15 wells with first sales in the first quarter, all of them were in Canadian County.

Chaparral’s CAPEX during the first quarter was $55.7 million. Of that amount, $43.3 million was related to drilling and completion (D&C) activities, which included $0.7 million of non-operated CAPEX. Additionally, $4.2 million was invested in acquisitions and $3.5 million in workovers and other production enhancement capital.

CAPEX (in millions)	Q1 2020
Acquisitions[1]	$4.2
D&C2	$43.3
Production Enhancements	$3.5
Corporate Allocations[3]	$4.7
Total CAPEX	$55.7
1Includes $2.5 million recorded to unproved leasehold related to a drilling commitment obligation
2Includes non-operated of $0.7 million
3Includes capitalized G&A, capitalized interest and asset retirement obligations

Chaparral has taken decisive steps to tactically respond to the current macro environment. In early March the Company provided notice to its drilling contractors that Chaparral was stopping activity and both rigs were released by April 8th. In addition, the Company stopped completion activities and does not expect to bring any additional wells online in the near term, which included delaying the completion of a three well pad for the future. To minimize exposure to the abnormally low wellhead price for crude oil and maximize future value as prices recover, the Company has begun to shut-in all non-essential oil production, excluding wells associated with waterfloods and those with well-specific mechanical or other risks. In the process of shutting-in wells, Chaparral will increase crude storage at operated well sites to be positioned for a rapid restart of sales when prices recover. Given the uncertain environment, Chaparral is refraining from issuing guidance and will issue when appropriate.

First Quarter Financial Summary
Chaparral reported net income of $4.9 million, or $0.11 per share, during the first quarter of 2020. The Company’s adjusted net income for the quarter was $10.8 million or $0.23 per diluted share. The quarterly net income included a $71.4 million non-cash ceiling test impairment charge primarily due to a decrease in the prices used to estimate its reserves as well as a $69.2 million non-cash gain in the fair value of hedge derivative instruments. Chaparral’s adjusted EBITDA for the first quarter was $40.7 million, a decrease of 13% compared to the previous quarter. The quarter-over-quarter decrease was driven by an approximate 19% and 22% reduction in WTI oil prices and Henry Hub natural gas prices, respectively, and partially offset by increased production and lower operating costs.

Total gross commodity sales for the first quarter of 2020 were $55.4 million, which included $37.0 million from oil, $9.7 million from NGLs and $8.7 million from natural gas. This represents a 24% quarter-over-quarter decrease compared to $72.5 million in the fourth quarter of 2019, driven by decreased pricing across all three revenue streams.

Chaparral’s average realized price for crude oil, excluding derivative settlements, decreased to $44.08 per barrel in the first quarter of 2020, down 21% from the fourth quarter of 2019. Chaparral’s realized NGL price during the first quarter of 2020 was $11.03 per barrel, which represents a 29% quarter-over-quarter decrease. The Company’s realized natural gas price during the first quarter of 2020 was $1.34 per thousand cubic feet (Mcf), which represents a decrease of 19% compared to the fourth quarter of 2019.

Chaparral’s LOE for the first quarter of 2020 was $10.1 million, which was $1.5 million lower compared to the fourth quarter of 2019. LOE per Boe was $3.61, which was a reduction of 15% compared to $4.23 per Boe in the fourth quarter of 2019. The decrease in LOE as compared to the previous quarter was driven primarily by reduced saltwater disposal costs, along with efficiency improvements in the field operations.

During the first quarter of 2020, Chaparral’s net G&A expense was $8.1 million, or $2.89 per Boe, which was a decrease of 25% compared to the $10.8 million in fourth quarter of 2019. The decrease was primarily driven by reductions in severance costs partially offset by an increase in bad debt expense.

Adjusted for severance charges, non-cash compensation and bad debt expense, Chaparral’s cash G&A expense for the first quarter of 2020 was $5.4 million or $1.94 per Boe as compared to $6.1 million or $2.25 per Boe in the fourth quarter of 2019, representing a 14% decrease on a per Boe basis. As part of a continual effort to better align Chaparral’s G&A and overhead expenses with current industry conditions, the Company has further reduced its corporate and field workforce since the beginning of the year by a total of 18 employees, or approximately 15%.

Liquidity and Balance Sheet
At March 31, 2020, Chaparral had approximately $13.3 million in cash and cash equivalents and $145 million drawn under its $325 million borrowing base.

On April 1 and April 2, 2020, Chaparral borrowed $15 million and provided notice to borrow an additional $90 million, respectively, from its borrowing base. Once funded, this increased the total amount outstanding on the borrowing base to $250 million. The Company made these draws as a precautionary measure in order to increase its cash position and provide additional flexibility in the current challenging environment. On April 3, 2020, the lenders exercised their right to make an interim redetermination of the Company’s borrowing base and decreased the borrowing base from $325 million to $175 million. This borrowing base redetermination created a $75 million deficiency that the Company has agreed to pay in six equal monthly installments with the first payment having been made on May 1, 2020. Chaparral is not in violation of any covenants in the agreement and no premium or penalty will be charged with respect to the six equal monthly installments. On May 5, 2020, the Company’s lenders reaffirmed the borrowing base at $175 million during its semi-annual spring redetermination.

In the first quarter of 2020, Chaparral had non-cash mark to market gain on its derivatives of $69.2 million. For the remainder of 2020, the Company has 1,770 MBbls of oil hedged at an average swap price of $51.16 per barrel, 5,340 BBtu of natural gas hedged at an average swap price of $2.72 per MMBtu and 210 MBbls of NGLs hedged at an average swap price of $29.08 per barrel. Additionally, in the first quarter, the Company had a non-cash ceiling test impairment of $71.4 million primarily due to a decrease in SEC prices utilized to estimate its proved reserves.

Retained Advisors for Strategic Alternatives
Chaparral has engaged financial and legal advisors who have been tasked with reviewing and evaluating strategic alternatives that may enhance the value of the Company. Chaparral does not intend to make any future announcements concerning this process until the Company otherwise determines that disclosures are necessary or appropriate and no assurances can be given as to the outcome or timing of the process, or whether any particular transaction may be pursued or consummated.

Earnings Call Information
Chaparral will hold its financial and operating results call on Tuesday, May 12, at 9 a.m. Central. Interested parties may access the call toll-free at 833-557-0547 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 7277907. A live webcast of the call will also be available through the Investor section of the Company’s website. For those who cannot listen to the live call, a recording will be available shortly after the call’s conclusion at chaparralenergy.com/investors.

The Company has also provided an updated investor presentation for the quarter, which along with its form 10-Q, will be available at chaparralenergy.com/investors, as well as the Securities and Exchange Commission’s website at sec.gov.
Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are volatility and declines in oil and natural gas prices, including to the extent affected by COVID-19 pandemic and the recovery therefrom; takeaway constraints and storage capacity for oil and natural gas; the extent to which our strategy to stop drilling and completion and to shut-in non-essential oil production results in incremental future value; the extent to which we are able to continue to reduce lease operating expenses and G&A costs; our inability to retain key personnel; the impact of COVID-19 on the health of our key personnel; the nature or results, if any, of any strategic initiatives; current borrowings, capital resources and liquidity; covenant compliance under our credit agreement; activities on properties we do not operate; the impact of natural disasters on our present and future operations; the impact of legislative, tax and regulatory initiatives, including in response to the COVID-19 pandemic; and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports, Form 10-K, Form 10-Q or other public filings. We undertake no duty to update or revise these forward-looking statements.

About Chaparral
Chaparral Energy, Inc. (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral has over 207,000 net surface acres in the Mid-Continent region. The Company is focused in the oil window of the Anadarko Basin in the heart of Oklahoma, where it has approximately 120,000 net acres. For more information, visit chaparralenergy.com.

Investor Contact
Patrick Graham
Senior Director - Corporate Finance
405-426-6700
investor.relations@chaparralenergy.com

Chaparral Energy, Inc. and Subsidiaries
Consolidated Statements of Operations

(in thousands, except share and per share data)	Three months ended
Revenues:	March 31, 2020	December 31, 2019	March 31, 2019
Net commodity sales	$48,851	$65,986	$48,619
Sublease revenue	—	—	1,198
Total revenues	48,851	65,986	49,817
Lease operating	10,088	11,568	12,294
Production taxes	2,750	3,683	2,880
Depreciation, depletion and amortization	23,012	27,615	23,715
Impairment of oil and gas assets	71,371	169,694	49,722
Impairment of other assets	153	781	—
General and administrative	8,068	10,773	8,313
Subleases	—	—	403
Total costs and expenses	$115,442	$224,114	$97,327
Operating (loss) income	$(66,591)	$(158,128)	$(47,510)
Non-operating income (expense):
Interest expense	$(6,636)	$(6,537)	$(4,564)
Derivative (losses) gains	78,380	(23,517)	(51,016)
Gain (loss) on sale of assets	102	(637)	(1)
Other income (expense) , net	246	22	14
Net non-operating income (expense)	72,092	(30,669)	(55,567)
Reorganization items, net	(584)	(447)	(463)
Gain (loss) before income taxes	4,917	(189,244)	(103,540)
Income tax expense	—	—	—
Net income (loss)	$4,917	$(189,244)	$(103,540)
Earnings per share:
Basic for Class A and Class B	$0.11	$(4.14)	$(2.28)
Diluted for Class A and Class B	$0.11	$(4.14)	$(2.28)
Weighted average shares used to compute earnings per share:
Basic for Class A and Class B	45,830,286	45,733,993	45,456,214
Diluted for Class A and Class B	46,194,495	45,733,993	45,456,214

Chaparral Energy, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands)	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$13,291	$22,595
Accounts receivable:
Accounts receivable, gross	46,085	50,744
Allowance for credit losses	(2,768)	(1,097)
Accounts receivable, net	43,317	49,647
Inventories, net	2,842	3,730
Prepaid expenses	2,981	3,471
Derivative instruments	48,458	947
Total current assets	110,889	80,390
Property and equipment, net	8,603	9,217
Right of use assets from operating leases	2,097	2,444
Oil and natural gas properties, using the full cost method:
Proved	1,348,229	1,276,036
Unevaluated (excluded from the amortization base)	354,547	371,229
Accumulated depreciation, depletion, amortization and impairment	(848,002)	(754,379)
Total oil and natural gas properties	854,774	892,886
Derivative instruments	4,663	—
Held for sale assets	164	2,860
Other assets	2,136	635
Total assets	$983,326	$988,432
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$65,966	$64,558
Accrued payroll and benefits payable	6,514	10,963
Accrued interest payable	5,650	12,227
Revenue distribution payable	21,752	22,370
Long-term debt and financing leases, classified as current	497	594
Derivative instruments	—	11,957
Total current liabilities	100,379	122,669
Long-term debt and financing leases, less current maturities	436,755	421,392
Derivative instruments	—	5,075
Noncurrent operating lease obligations	579	917
Deferred compensation	467	165
Asset retirement obligations	22,544	21,073
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	484	485
Additional paid in capital	977,879	977,174
Treasury stock	(6,116)	(6,110)
Accumulated deficit	(549,645)	(554,408)
Total stockholders' equity	422,602	417,141
Total liabilities and stockholders' equity	$983,326	$988,432

Chaparral Energy, Inc. and subsidiaries
Consolidated Statements of Cash Flows

	Three months ended
(in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Cash flows from operating activities
Net income (loss)	$4,917	$(189,244)	$(103,540)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	$23,012	$27,615	$23,715
Impairment of oil and gas assets	71,371	169,694	49,722
Impairment of other assets	153	781	—
Derivative (gains) losses	(78,380)	23,517	51,016
(Gain) loss on sale of assets	(102)	637	1
Other	2,338	844	542
Change in assets and liabilities
Accounts receivable	4,835	(6,406)	7,910
Inventories	675	249	207
Prepaid expenses and other assets	(1,011)	(1,512)	256
Accounts payable and accrued liabilities	(14,870)	11,571	(16,689)
Revenue distribution payable	(619)	6,095	(5,511)
Deferred compensation	564	(720)	925
Net cash provided by operating activities	$12,883	$43,121	$8,554
Cash flows from investing activities
Expenditures for property, plant, and equipment and oil and natural gas properties	$(49,053)	$(64,238)	$(64,044)
Proceeds from asset dispositions	3,209	334	—
Proceeds from derivative instruments, net	9,174	2,031	515
Net cash used in investing activities	$(36,670)	$(61,873)	$(63,529)
Cash flows from financing activities
Proceeds from long-term debt	$15,000	$20,000	$30,000
Repayment of long-term debt	(313)	(62)	(171)
Principal payments under financing lease obligations	(105)	(100)	(699)
Debt extinguishment costs	—	(22)
Payment of debt issuance costs and other financing fees	(93)	—	(20)
Treasury stock purchased	(6)	(3)	(463)
Net cash provided by financing activities	$14,483	$19,813	$28,647
Net (decrease) increase in cash, cash equivalents, and restricted cash	$(9,304)	$1,061	$(26,328)
Cash, cash equivalents, and restricted cash at beginning of period	22,595	21,534	37,446
Cash, cash equivalents, and restricted cash at end of period	$13,291	$22,595	$11,118

Non-GAAP Financial Measures and Reconciliations

Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income in the table “Adjusted EBITDA Reconciliation, NON-GAAP.”

Cash G&A is a Non-GAAP financial measure and is described and reconciled to net income in the table “Cash G&A Reconciliation, NON-GAAP.”

Adjusted Net Income is a Non-GAAP financial measure and is described and reconciled to net income in the table “Adjusted Net Income Reconciliation, NON-GAAP.”

Adjusted EBITDA Reconciliation, Non-GAAP

	Three months ended
(in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Net income or (loss)	$4,917	$(189,244)	$(103,540)
Interest expense	6,636	6,537	4,564
Depreciation, depletion, and amortization	23,012	27,615	23,715
Loss on impairment of oil and gas assets	71,371	169,694	49,722
Loss on impairment of other assets	153	781	—
Non-cash change in fair value of derivative instruments	(69,206)	25,548	51,531
Impact of derivative repricing	702	—	—
Interest income	—	(2)	—
Stock-based compensation expense (credit)	406	(776)	802
(Gain) loss on sale of assets	(102)	637	1
Credit loss (gain) on uncollectible receivables	1,517	(3)	(258)
Restructuring, reorganization and other	1,317	5,867	1,520
Adjusted EBITDA	$40,723	$46,654	$28,057

Cash G&A Reconciliation, Non-GAAP

	Three months ended
(in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
General and administrative	$8,068	$10,773	$8,313
Less:
Stock compensation, gross	660	(1,312)	1,419
Capitalized stock compensation	(274)	525	(626)
Credit loss (gain) on uncollectible receivables	1,517	(3)	(258)
Severance costs	733	5,419	1,058
Plus:
Cash-settled RSUs, net	(7)	2	22
Cash G&A	$5,425	$6,146	$6,742

Production volumes (MBoe)	2,793	2,736	1,874

Cash G&A per Boe	$1.94	$2.25	$3.60

Adjusted Net Income Reconciliation, Non-GAAP

	Three months ended
(in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Net income or (loss)	$4,917	$(189,244)	$(103,540)
Loss on impairment of oil and gas assets	71,371	169,694	49,722
Loss on impairment of other assets	153	781	—
Non-cash change in fair value of derivative instruments	(69,206)	25,548	51,531
Impact of derivative repricing	702	—	—
Credit loss (gain) on uncollectible receivables	1,517	(3)	(258)
Restructuring, reorganization and other	1,317	5,867	1,520
Adjusted Net Income (a)	$10,771	$12,643	$(1,025)

Earnings (loss) per share–GAAP:
Basic	$0.11	$(4.14)	$(2.28)
Diluted	$0.11	$(4.14)	$(2.28)
Basic weighted average shares (b)	45,830,286	45,733,993	45,456,214
Diluted weighted average shares	46,194,495	45,733,993	45,456,214

Incremental dilutive shares added to denominator for Adjusted Net Income per share (c)	364,209	180,953	—

Adjusted Net Income per share:
Basic (a/b)	$0.24	$0.28	$(0.02)
Diluted (a/(b+c))	$0.23	$0.28	$(0.02)